Exhibit 3.1
SIXTH AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP OF
SHELTER PROPERTIES IV LIMITED PARTNERSHIP
     THIS SIXTH AMENDMENT (this “Amendment”) dated February 11, 2011 to the Amended and Restated Certificate and Agreement of Limited Partnership of Shelter Properties IV Limited Partnership (the “Partnership”) dated July 22, 1982 (as amended from time to time, the “Partnership Agreement”) is entered into by the undersigned limited partner of the Partnership.
Background
     The Partnership was formed under the laws of the State of South Carolina pursuant to a Certificate and Agreement of Limited Partnership dated August 21, 1981 and duly filed of record in the office of the Secretary of State of South Carolina on August 21, 1981 and in the office of the Clerk of Court of Greenville County, South Carolina;
     The Partnership Agreement may be amended upon the vote of the limited partners of the Partnership (the “Limited Partners”) holding more than 50% of the outstanding limited partnership units of the Partnership (the “Limited Partnership Units”); and
     The undersigned Limited Partners, which hold in the aggregate more than 50% of the outstanding Limited Partnership Units, desire to amend the Partnership Agreement.
Amendment
     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby amend the Partnership Agreement as follows:
     1. Amendments.
     (a) Effective as of the date hereof, Section 8.2 of the Partnership Agreement is hereby amended by adding a new subsection, “(aa)” following subsection “(z),” such new subsection to read as follows:
     “Permit the Partnership to consummate any merger, or any similar transaction which would effect a change of control of the Partnership, without the approval of Limited Partners holding at least a majority of the then outstanding Units.”
     (b) Effective as of the date hereof, Section 18 is hereby amended by adding a new subsection, “18.11,” such new subsection to read as follows:
     “Merger and Change of Control. Any agreement and plan of merger pursuant to which the Partnership would merge with any other entity, or any similar agreement which would effect a change of control of the Partnership, must be approved by at least a majority of the then outstanding Units prior to the consummation of the transactions contemplated thereby.”
     2. No Other Amendments. Except as specifically modified by Section 1 above, the Partnership Agreement shall remain in full force and effect in accordance with its terms.
[Signatures appear on following page.]

     IN WITNESS WHEREOF, the undersigned Limited Partner has caused this Amendment to be executed as of the date first written above.

LIMITED PARTNERS: AIMCO Properties, L.P.
By:	AIMCO-GP, Inc.,
its general partner

By:	/s/ Derek S. McCandless
	Name:	Derek S. McCandless
	Title:	Senior Vice President and Assistant General Counsel

AIMCO IPLP, L.P.
By:	AIMCO/IPT, Inc.,
its general partner

By:	/s/ Derek S. McCandless
	Name:	Derek S. McCandless
	Title:	Senior Vice President and Assistant General Counsel

Cooper River Properties, L.L.C.
By:	AIMCO IPLP, L.P.,
its sole member

By:	AIMCO/IPT, Inc.,
its general partner

By:	/s/ Derek S. McCandless
	Name:	Derek S. McCandless
	Title:	Senior Vice President and Assistant General Counsel

[Signature page to Amendment to Partnership Agreement]